MAIRS AND POWER FUNDS TRUST
ADDENDUM TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM, effective as of February 24, 2017, to the Transfer Agent Servicing Agreement dated as of May 7, 2011, as amended (the “Agreement”), is entered into by and between MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Agreement to add INFORMATM; and

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Section 3. A. of the Additional Services to be Provided by USBFS is hereby modified to add INFORMATM and is superseded and replaced with the following:

3.  Additional Services to be Provided by USBFS
A.       If the Trust so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:
Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

INFORMATM (Exhibit E)

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C and E are selected by the Trust, such services shall also be subject to the terms and conditions of this Agreement.  To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C and E, the exhibits shall control.  The provisions of  Exhibits C and E, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

2.	Exhibit D, the fees of the Agreement, is hereby superseded and replaced with Amended Exhibit D to include INFORMATM.

Except to the extent modified hereby, the Agreement shall remain in full force and effect.
2017	1

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

MAIRS AND POWER FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Andrea C. Stimmel	By: /s/ Ian Martin

Name: Andrea C. Stimmel	Name: Ian Martin

Title: Treasurer	Title: Executive Vice President

2017	2

Amended Exhibit D Transfer Agent Servicing Agreement – Mairs and Power Funds Trust  -
 Fee Schedules at February, 2017

Service Charges to the Fund*
Annual Shareholder Account Fee (see minimum)
♦ No-Load  - $[  ] /account
♦ No-Load Level 3- $[  ] /account
♦ Load - $[  ] /account
♦ Load Level 3 - $[  ] /account
♦ Closed Accounts - $[  ]  /account
♦ 12B-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12B-1 fees after a certain share lot age will be charged at $[  ]  per open account per year.

Annual Minimum
♦ $[  ] per no-load fund, Growth Fund
♦ $[  ]  per no-load fund, Balanced Fund
♦ $[  ]  per no-load fund, Small Cap Fund

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.  The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Activity Charges
♦ Telephone Calls - $[  ] /call
♦ Voice Response Calls - $[  ]  /call
♦ Daily Valuations - $[  ] /item
♦ Lost Shareholder Search - $[  ] /item
♦ Document Retention – Based on Accounts
♦ Price Faxing -$[  ]
♦ AML New Account Service - $[  ] /new domestic accounts and $[  ] /new foreign account, $[  ] /shareholder verification.
♦ $[  ]  annual AML Base Fee
♦ Disaster Recovery - $[  ] /account/annually
♦ ACH/EFT Shareholder Services:
$[  ]  /month/fund group
$[  ]  /ACH item, setup, change
$[  ] /correction, reversal

Miscellaneouse Fees - Including but not limited to:
♦ Telephone toll-free lines, call transfers, etc.
♦ Mailing, sorting and postage
♦ Stationery, envelopes
♦ Programming, special reports
♦ Insurance, record retention, microfilm/fiche
♦ Proxies, proxy services
♦ Lost shareholder search
♦ ACH fees
♦ NSCC charges
♦ FATCA Associated Fees
♦ All other Miscellaneous Fees

Qualified Plan Fees (Billed to Investors)
♦ $[  ]  /qualified plan acct (Cap at $[  ] /SSN)
♦ $[  ] /Coverdell ESA acct (Cap at $[  ] /SSN)
♦ $[  ]  /transfer to successor trustee
♦ $[  ]  /participant distribution (Excluding SWPs)
♦ $[  ]  /refund of excess contribution

Shareholder Fees (Billed to Investors)
♦ $[  ]  /outgoing wire transfer
♦ $[  ] /overnight delivery
♦ $[  ]  /telephone exchange
♦ $[  ]  /return check or ACH
♦ $[  ] /stop payment
♦ $[  ]  /research request per account (Cap at $[  ] /request) (For requested items of the second calendar year [or previous] to the request)
♦ $[  ] /manual wire sent back to broker when can’t be processed through NSCC

Technology Charges
1.   Implementation Services
♦ First CUSIP - $[  ]  /first CUSIP
♦ Fund Setup - $[  ]  /additional CUSIP
♦ VRU Setup - $[  ]  /fund group
♦ NSCC Setup - $[  ]  /fund group
2.   Cost Basis- $[  ] account/year
3.   File Transmissions – subject to requirements
4.   Selects - $[  ] per select, Growth Fund
5.   Selects - $[  ] per select, Balanced Fund
6.   Selects - $[  ]  per select, Small Cap Fund
7.   Selects - $[  ]  per select for compliance mailings
      (complex)
8.   ReportSource - $[  ] /month – Web reporting
9.   System Access –TALink (Vision), COLD, Image
♦ Setup - $[  ]  /concurrent connection each
♦ Service – No charge for TA Link (Vision), $[  ] for other services (not currently using).
10.   Physical Certificate Shares
♦ Setup - $[  ] /fund
♦ Issue of Certificate - $[  ]  /certificate transaction
11.   Extraordinary services – charged as incurred
♦ Development/Programming - $[  ]  /hour
♦ Conversion of Records – Estimate to be provided
♦ Custom processing, re-processing
♦ CCO - $[  ]

2017	3

Literature Fulfillment Services
• Account Management – $[  ] /month (account management, lead reporting and database administration).
• Order Processing - $[  ] /per order (Assessed for each order shipped by U.S. Bancorp Fund Services.)
• Telephone Service Charge - $[  ] /per call

Fees exclude postage and printing charges.

* Subject to CPI increase, Milwaukee MSA

12.Short-Term Trader – Software application used to track
      and/or assess transaction fees that are determined to be
      short-term trades.
▪ [  ]  days or less - $[  ] /open account
▪ [  ] -[  ] days - $[  ] /open account
▪ [  ] -[  ]  days - $[  ] /open account
▪ [  ]  days – [  ]  year - $[  ] /open account
▪ [  ]  year – [  ]  years - $[  ] /open account
13. Vision Mutual Fund Gateway
       Permits broker/dealers, financial planners, and RIAs to
       use a web-based system to perform order and account
       inquiry, execute trades, print applications, review
       prospectuses, and establish new accounts.
▪ Inquiry Only
                  -   Inquiry - $[  ] /event
                  -   Per broker ID - $[  ] /month per ID
▪ Transaction Processing
                  -   Implementation - $[  ] /management company
                  -   Transaction – purchase, redeem, exchange,
                  -   literature order - $[  ] /event
                  -   New Account Setup – may contain multiple
                      fund/accounts - $[  ] /event
Monthly Minimum Charge - $500/month
14.   Additional Data Delivery Services
▪ Ad Hoc/ PowerSelect File Development
- Setup: $[  ]  /request (Includes up to [  ] hours of
        programming. If beyond, additional time will be
        $[  ] / hour consultation and development.)
                -      Support: $[  ] /file per month
                -      Files can be scheduled for delivery via Report
                       Source.
▪ Custom Electronic File Exchange (DDS delivery of standard TIP files)
                -      Setup: $[  ] one-time fee
                -      Support: $[  ] /file per month

2017	4

FAN WEB – Shareholder internet access to account information and transaction capabilities through a transparent link at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
1.     FAN Web Premium (Fund Groups over [  ]  open accounts)
• Implementation - $[  ] per fund group – includes up to [  ] hours of technical/BSA support
• Annual Base Fee - $[  ]  per year
2.     FAN Web Select (Fund Groups under [  ] open accounts, has been approved by DST for Mairs and Power) – Standard Web services
• Implementation - $[  ]  per fund group – includes up to [  ]  hours of technical/BSA support
• Annual Base Fee - $[  ]  per year
• New Account Setup - $[  ]  per year
• Informed Design (Responsive Design) - $[  ]  per year
3.     Customization - $[  ]  per hour
4.     Activity (Session) Fees:
• Inquiry - $[  ]  per event
• Account Maintenance - $[  ]  per event
• Transaction – financial transactions, reorder statements, etc. - $[  ] per event
• New Account Set-up - $[  ]  per event

Informa Shareholder Electronic Statement Services

Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access – $[  ] per statement
▪ Document Consent Processing, Suppression, and Notification – $[  ] per suppressed statement
▪ Development & Implementation of Electronic Confirm Statements – $[  ] initial setup fee

Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access – $[  ] per statement
▪ Document Consent Processing, Suppression, and Notification – $[  ] per suppressed statement
▪ Development & Implementation of Electronic Investor Statements – $[  ] initial setup fee

Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
▪ Document Loading, Storage, and Access – $[  ] per statement
▪ Document Consent Processing, Suppression, and Notification – $[  ] per suppressed statement
▪ Development & Implementation of Electronic Tax Statements – $[  ] initial setup fee

Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
▪ Document Consent Processing, Suppression, and Notification – $[  ] per suppressed statement
▪ Development & Implementation of Electronic Compliance Documents – $[  ] initial setup fee
Note: Annual compliance minimum fee of $[  ].

Related FAN Web  Fees
▪ View Consent Enrollment – $[  ] per transaction
▪ Consent Enrollment – $[  ] per transaction
▪ View Statements – $[  ] per view

Notes:
▪ Statements presented as PDF documents
▪ Statements will be loaded for all accounts, regardless of consent
▪ Three year minimum term
▪ Storage for two years included in Document Loading, Storage and Access fee.  Archive fee of $[  ] per document per year for three years and greater, if desired
▪ FAN Web customization charges also apply

2017	5

Exhibit E to the Transfer Agent Servicing Agreement – Mairs and Power Funds Trust

INFORMATM

1.            Certain Definitions

Whenever used in this Exhibit E, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“INFORMATM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “INFORMA” which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users.

B.
“INFORMA Services” means the services which are made available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed.  INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

C.
“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

D.	“User(s)” means the consenting person(s) to whom E-Statements are made available.

E.
“Fan Web” – Shareholder Internet access to account information and transaction capabilities.  Internet service is connected directly to the fund group’s web site through a transparent hyperlink.  Shareholders can access, among other information, account information and portfolio listings within a fund family, view transaction history, view, download, and print electronic statements, and purchase additional shares through the Automated Clearing House (“ACH”).

2.            Services Covered

USBFS shall allow access to INFORMA Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit E. By entering into the agreement with the Trust to provide services pursuant to this Exhibit C, USBFS hereby consents to extraction of Trust Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

2017	6

3.             Duties and Responsibilities of USBFS

USBFS shall:

A.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.
B.	Through the consent process, ensure the User has the ability to print or retain the E-Statement.
C.	Ensure the E-Statement is available for the User on the Trust’s Internet site for a minimum period of 24 months after delivery.
D.	Ensure that Users are informed of the requirements to download PDF formatted E-Statements.
E.
Ensure that paper versions of E-Statements are available if any consent to receive documents were revoked or if the User specifically requests a paper copy (regardless of whether consent to receive E-Statements was revoked).

F.
If additional Internet access services become available during the term of this Agreement, USBFS shall offer the additional services to the Trust.  To the extent the Trust elects to receive any or all of such additional services, this Exhibit E shall be amended.

4. Duties and Responsibilities of the Trust

The Trust shall:

A.	Comply, and instruct Users to comply, with all the User enrollment and authorization procedures, including but not limited to the instructions regarding notice of and access to statements.

B.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or Users’ failure to properly access the electronic services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

5.            System Maintenance

The Trust understands that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide INFORMA Services, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

2017	7

6.            Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the INFORMA site or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus”,  or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. USBFS shall not add any software not authorized by the Trust; however, any enhancements or upgrades instituted by systems vendors shall be allowed without authorization by the Trust.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.
7.            Proprietary Rights

A.
The Trust acknowledges and agrees that by virtue of subscribing to INFORMA Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide INFORMA Services owned by DST and licensed to USBFS.  Any interfaces and software provided to the Trust in order to provide connectivity to INFORMA through USBFS shall be used by the Trust and Users only for the period during which this Exhibit E is in effect and only in accordance with the terms of this Exhibit E, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The INFORMA Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust.  The Trust retains all rights in such intellectual property that may reside on the INFORMA Services site, not including any intellectual property provided by or otherwise obtained from USBFS.  To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Trust is duplicated within the INFORMA Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust.  The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

2017	8

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit E and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit E, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit E.

8.            Compensation

USBFS shall be compensated for providing INFORMA Services in accordance with the fee schedule set forth in Amended Exhibit D (as amended from time to time).

9.            Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE INFORMA SERVICES.  Accordingly, USBFS’s sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in INFORMA Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume INFORMA Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of INFORMA Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

2017	9

C.
If an injunction is issued against the Trust’s and Users’ use of INFORMA Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use INFORMA Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify INFORMA Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users.  If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit E immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver INFORMA Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of INFORMA Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with INFORMA Services.

E.
The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via INFORMA Services.  The Trust is responsible for advising Users of their responsibilities to promptly notify the Trust’s transfer agent of any errors or inaccuracies relating to data or other information made available via INFORMA Services with respect to the Trust’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.          File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with INFORMA Services or the names of Users (collectively, “Trust Files”).  USBFS’ security provisions with respect to INFORMA Services and the Trust Files will be no less protected than USBFS’ security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’ delivery of INFORMA Services.

2017	10

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit E for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.          Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, INFORMA SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING INFORMA SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

2017	11

12.          Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit E, (i) the Trust and Users will immediately end their access to INFORMA Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

2017	12